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Cracker Barrel Old Country Store, Inc.
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POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Lawrence E. Hyatt, Senior Vice President and Chief Financial Officer
(615) 235-4432
Mark Harnett, MacKenzie Partners, Inc.
(212) 929-5877

Media Contact:	Julie K. Davis, Senior Director, Corporate Communications
(615) 443-9266
Ruth Pachman, Kekst and Company
(212) 521-4891

CRACKER BARREL CEO SAYS THAT BIGLARI BOARD MEMBERSHIP MAY

DISRUPT COMPANY’S NEW BUSINESS INITATIVES, WHICH ARE ALREADY

RESULTING IN IMPROVED FINANCIAL PERFORMANCE

Questions Whether Biglari’s Steak ’n Shake “Turnaround”

Is Applicable to Cracker Barrel

Announces Additional Improvements to Governance Structure as New Independent

Directors Bradford and McCarten Agree To Join Nominating and Governance Committee

LEBANON, Tenn., December 2, 2011 – Sandra B. Cochran, president and chief executive officer of Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today, in an open letter to shareholders, expressed her concern that Sardar Biglari’s Board membership may disrupt the company’s business initiatives, which are already resulting in improved financial performance and business momentum.

The Company reported yesterday that for the month of November, the Company’s comparable restaurant sales were up 1.2% and comparable retail sales were up 2.7%, continuing the sequential year over year improvement since Ms. Cochran became CEO in early September. “We have made and continue to make significant changes at the Board, management, and strategic levels and we are seeing positive results both in our financial performance and our stock price,” Ms. Cochran wrote.

The Company announced that Jim Bradford and Bill McCarten, two of the Company’s three recently appointed independent directors, have agreed to join the Nominating and Governance Committee effective as of the annual meeting in December, and that Mr. Bradford will become the chair of the Committee.

Ms. Cochran urged shareholders to vote the WHITE proxy card to elect the Cracker Barrel nominees.

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Cracker Barrel CEO Says That Biglari Board Membership May Disrupt Company’s New Business Initatives, Which Are Already Resulting In Improved Financial Performance

December 2, 2011

Text of Letter from Ms. Cochran to Cracker Barrel Shareholders dated December 2, 2011:

December 2, 2011

Dear Shareholders of Cracker Barrel:

I am writing to you today to provide an update on our recent financial performance, to highlight the additional improvements we are making to our governance structure, and to reiterate my concern that Sardar Biglari’s membership on our Board would disrupt the Company’s business initiatives – which are already resulting in improved financial performance and business momentum. We have made and continue to make significant changes at the Board, management, and strategic levels, and we are seeing positive results both in our financial performance and our stock price.

Financial Performance:

I am pleased that the momentum we saw in the first quarter has continued throughout the month of November. As we announced yesterday, for the month of November our comparable restaurant sales were up 1.2% and our comparable retail sales were up 2.7%. In addition, Thanksgiving Day this year had the highest restaurant sales of any day in the Company’s history.

Governance Structure:

As you know, we have added three new highly skilled independent directors to our Board over the last six months. To take advantage of their talent and experience, we will be reconstituting our Nominating and Governance Committee effective as of our annual meeting in December. Jim Bradford and Bill McCarten have agreed to join this important four-member Committee, and will serve with Robert Dale and Martha Mitchell. In addition, Jim has agreed to chair the Committee. The other members of the Board and I thought it was appropriate to share this with you in response to Biglari’s accusations of entrenchment. We are a Company of new ideas and of new officers, new directors and new leadership, all of whom are open to promoting Cracker Barrel to be the best it can be for our shareholders, guests and employees.

Driving Traffic and Sales:

Like Mr. Biglari, I believe that improving traffic and sales in our stores is crucial to the long-term financial success of Cracker Barrel. I have given you my plans to accomplish this, and our recent results suggest that our strategic initiatives are working.

Unfortunately, Mr. Biglari has not shared whatever ideas he may have to improve traffic or sales at Cracker Barrel. Therefore, we must look to his experience at Steak ’n Shake to see if his actions there are appropriate for our Company. It is important to separate the steps needed for long-term outperformance from the short-term fixes at a troubled company that we believe are illustrated by Steak ’n Shake. In the years prior to his taking control, Steak ’n Shake had exceptionally poor financial performance including a decline in net income of over 60% from

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Cracker Barrel CEO Says That Biglari Board Membership May Disrupt Company’s New Business Initatives, Which Are Already Resulting In Improved Financial Performance

December 2, 2011

2005 to 2007. It appears that Mr. Biglari focused upon near-term results, through actions such as significant discounting, which we believe are likely to have longer-term negative implications. In the most recent quarter, Biglari Holdings reported a decline in earnings before taxes at Steak ’n Shake of 20.8% year over year, and a margin decline of 180 basis points, despite an increase in year-over-year restaurant sales.

Significant discounting and other short-term fixes may temporarily address declining traffic, but are inconsistent with our customers’ expectations of honest value, and would undermine our profitability in the long-run. Regardless of what Mr. Biglari says, Cracker Barrel’s financial situation is not comparable to that of Steak ’n Shake. Given our long-term track record of success, including outperforming Knapp-Track on traffic and sales for 18 of the past 21 quarters, we are not a “broken company.”

Proxy Fight:

Earlier this week we filed an updated investor presentation that discusses a number of our concerns, and explains why we strongly believe that Mr. Biglari would be wrong for the Board of Cracker Barrel and wrong for our shareholders. I urge you to review this presentation (http://investor.crackerbarrel.com/proxy_contest.cfm) in detail, and am confident that once you know all the facts you will share my concerns. Our shareholders can’t afford to have a board member that we believe is a direct competitor, will be disruptive, and may have a yet-to-be-disclosed additional agenda.

We are not opposed to new members on our Board. To the contrary, we have welcomed three new independent board members in the past six months, and we offered Mr. Biglari the opportunity to designate two additional independent directors – an offer he rejected. We also welcome the opportunity to discuss any constructive ideas that any shareholder, including Biglari Holdings, chooses to bring to us. However, we strongly believe that Sardar Biglari’s addition to the Board of this Company is not in our shareholders’ best interests. I urge you to vote the WHITE proxy card in favor of your current Board nominees, and I thank you for your support.

Sincerely,

/s/ Sandra B. Cochran

Sandra B. Cochran

President and Chief Executive Officer

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Cracker Barrel CEO Says That Biglari Board Membership May Disrupt Company’s New Business Initatives, Which Are Already Resulting In Improved Financial Performance

December 2, 2011

About Cracker Barrel

Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in their old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Headquartered in Lebanon, Tennessee, Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 and operates 608 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. — 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m. For more information, visit: crackerbarrel.com.

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2011 Annual Meeting. On November 8, 2011, Cracker Barrel filed a definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Annex A thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.

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